Exhibit 99.1

è	PerkinElmer, Inc. 45 William Street Wellesley, MA 02481-4078 USA Phone: 781-431-4306 Fax: 781-431-4255 www.perkinelmer.com

FOR IMMEDIATE RELEASE

8 November 2005

PERKINELMER ANNOUNCES RECEIPT OF REQUISITE CONSENTS

IN SOLICITATION RELATING TO ITS 8 7/8% NOTES

Boston – PerkinElmer, Inc. (NYSE: PKI) – announced today that, in connection with the previously announced cash tender offer and consent solicitation for any and all of its outstanding 8 7/8 % Senior Subordinated Notes due 2013, it has received the requisite consents to approve certain amendments to the indenture governing the notes. The amendments to the indenture will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.

Approximately $260 million, or 96%, of the approximately $270 million outstanding principal amount of notes, and the consents related thereto, had been validly tendered by the consent deadline of 5:00 p.m. New York City time, Monday, November 7, 2005.

PerkinElmer intends to execute the supplemental indenture incorporating the amendments with U.S. Bank, National Association, the trustee, as described in the Offer to Purchase and Consent Solicitation Statement dated October 25, 2005 as soon as practical. However, the amendments will not become operative unless and until PerkinElmer purchases the validly tendered notes pursuant to the offer.

PerkinElmer expects the price determination date for the offer to be November 8, 2005. PerkinElmer may elect to accept for payment all notes validly tendered on the initial settlement date, which will be promptly following the price determination date. However, PerkinElmer reserves the right, in its sole discretion, to extend or forgo the initial settlement date. The tender offer will expire at 9:00 a.m., New York City time, on November 23, 2005, unless extended, and PerkinElmer expects the final settlement date, if any, to occur promptly after the expiration of the tender offer.

All withdrawal rights of tendering holders of notes terminated at 5:00 p.m., New York City time, on November 7, 2005. Accordingly, tendering holders may no longer withdraw their notes. Holders who have not yet tendered their notes may tender at or prior to 9 a.m., New York City time, on November 23, 2005. PerkinElmer has elected to pay the full purchase price, including the consent payment, for all validly tendered notes, including those tendered subsequent to the consent deadline. The purchase price and the consent payment are each described in the Offer to Purchase.

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Citigroup Corporate and Investment Banking and Goldman Sachs & Co. are acting as the dealer managers for the tender offer and the consent solicitation. Global Bondholder Services Corporation is serving as the depositary and information agent for the tender offer and consent solicitation.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation by telephone at 1-866 470-4500 or 1-212 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY 10006. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Corporate and Investment Banking, Liability Management Group, at 1-800-558-3745 or 1-212-723-6106 or to Goldman, Sachs & Co., Credit Liability Management Group, at 1-800 828-3182 or 1-212-357-7867.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the notes. The tender offer is being made only pursuant to the Offer to Purchase, which PerkinElmer has distributed to holders of the notes.

PerkinElmer is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. PerkinElmer reported revenues of $1.7 billion in 2004, has 10,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

Investor Contact:

Dan Sutherby

PerkinElmer, Inc.

(781) 431-4306